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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                             -----------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. )(1)



                          LaserLock Technologies, Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.001
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    51807L101
             -------------------------------------------------------
                                 (CUSIP Number)


                                    12/19/03
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|          Rule 13d-1(b)
|X|          Rule 13d-1(c)
|_|          Rule 13d-1(d)


---------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

-------------------                                              ---------------
CUSIP No. 51807L101                    13G                         Page 2 of 6
-------------------                                              ---------------

------------- ------------------------------------------------------------------
1             NAME OF REPORTING PERSONS.
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

              Howard Goldberg

------------- ------------------------------------------------------------------

2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

              N/A
                                                                         (a) |_|

                                                                         (b) |_|
------------- ------------------------------------------------------------------

3
              SEC USE ONLY

------------- ------------------------------------------------------------------
4
              CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
------------- ------------------------------------------------------------------
                    5           SOLE VOTING POWER

                                3,157,815
                    ----------- ------------------------------------------------

                    6           SHARED VOTING POWER
NUMBER OF SHARES
  BENEFICIALLY                                  N/A
 OWNED BY EACH      ----------- ------------------------------------------------
REPORTING PERSON
      WITH          7           SOLE DISPOSITIVE POWER

                                3,157,815
                    ----------- ------------------------------------------------

                    8           SHARED DISPOSITIVE POWER

                                N/A
------------------- ----------- ------------------------------------------------

9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,157,815
------------- ------------------------------------------------------------------

10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*  N/A              |_|
------------- ------------------------------------------------------------------

11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              7.4%
------------- ------------------------------------------------------------------

12            TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                              ---------------
CUSIP No. 51807L101                    13G                         Page 3 of 6
-------------------                                              ---------------



Item 1.           (a)      Name of issuer:  LaserLock Technologies, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:
                           837 Lindy Lane
                           Bala Cynwyd, PA 19004



Item 2.           (a)      Name of person filing:  Howard Goldberg

                  (b)      Address of Principal Business Office or, if None,
                           Residence: 117 Cheltenham Avenue Linwood, NJ 08221

                  (c)      Citizenship: United States of America

                  (d)      Title of Class of Securities: Common Stock, par value
                           $0.001

                  (e)      CUSIP Number: 51807L101


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

                  (a)      |_|      Broker or dealer registered under
                                    Section 15 of the Exchange Act;

                  (b)      |_|      Bank as defined in Section 3(a) (6) of
                                    the Exchange Act;

                  (c)      |_|      Insurance company as defined in Section
                                    3(a) (19) of the Exchange Act;

                  (d)      |_|      Investment company registered under
                                    Section 8 of the Investment Company Act;

                  (e)      |_|      An investment adviser in accordance with
                                    Rule 13-d-1(b) (1) (ii) (E);

                  (f)      |_|      An employee benefit plan or endowment fund
                                    in accordance with Rule 13-d-1(b) (1) (ii)
                                    (F);

                  (g)      |_|      A parent holding company or control person
                                    in accordance with Rule 13-d-1(b) (1) (ii)
                                    (G);

                  (h)      |_|      A savings association as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act;

                  (i)      |_|      A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

-------------------                                              ---------------
CUSIP No. 51807L101                    13G                         Page 4 of 6
-------------------                                              ---------------


                  (j)      |_|      Group, in accordance with Rule 13-d-1(b)
                                    (1) (ii) (J).



Item 4.           Ownership.

                  (a) Amount beneficially owned: 3,157,815 shares

                  (b) Percent of class: 7.4%

                  (c) Number of shares as to which the person has:

                           (i)   Sole power to vote or to direct the vote:
                                 3,157,815

                           (ii)  Shared power to vote or to direct the vote: 0

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 3,157,815

                           (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10. Certifications.

         |_| The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                              ---------------
CUSIP No. 51807L101                    13G                         Page 5 of 6
-------------------                                              ---------------



         |X| The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

-------------------                                              ---------------
CUSIP No. 51807L101                    13G                         Page 6 of 6
-------------------                                              ---------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      12/23/03           By:    /s/ HOWARD GOLDBERG
           ------------           -------------------------------------
                                  Name:      Howard Goldberg
                                  Title:     Stockholder